Exhibit 5.1

PRIVILEGED AND STRICTLY CONFIDENTIAL Immatics B.V. Paul-Ehrlich-Straße 15 72076 Tübingen, Federal Republic of Germany

CMS Derks Star Busmann N.V.

Atrium | Parnassusweg 737

NL-1077 DG Amsterdam

P.O. Box 94700

NL-1090 GS Amsterdam

Bank account (Stichting Derdengelden)

Iban: NL31 RABO 0103 3545 49

Swift/bic: RABONL2U

T +31 20 301 63 01

F +31 20 301 63 35

Subject: Immatics B.V. / Legal Opinion	5 June 2020

Dear Sirs,

We have acted as Dutch legal counsel to Immatics B.V. of Amsterdam, the Netherlands in respect of certain matters of Dutch law in connection with the filing of a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission. Immatics B.V. has been incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and will be converted into a public company with limited liability (naamloze vennootschap) (the “Company”) by execution of a notarial deed of conversion.

The Registration Statement describes the business combination between Immatics Biotechnologies GmbH and Arya Sciences Acquisition Corp. (“ARYA”), pursuant to which several transactions will occur, and in connection therewith, the Company will be the ultimate parent company of Immatics Biotechnologies GmbH and ARYA (the “Business Combination”). Upon completion of the Business Combination shares in the capital of the Company will be issued to various parties. The Registration Statement relates to the registration of 59,681,117 ordinary shares of the Company with a nominal value € 0.01 each, (the “TopCo Shares”), which are to be issued by the Company to the following parties as part of the intended Business Combination:

(i)	14,375,000 TopCo Shares to be issued to holders of class A ordinary shares of ARYA;

(ii)	3,593,750 TopCo Shares to be issued to holders of class B ordinary shares of ARYA;

(iii)	33,093,838 TopCo Shares to be issued to the shareholders of Immatics Biotechnologies GmbH;

(iv)	627,611 TopCo Shares to be issued in exchange for outstanding vested Immatics employee SARs

All services are rendered under an agreement of instruction with CMS Derks Star Busmann N.V., with registered office in Amsterdam, the Netherlands. This agreement is subject to the General Conditions of CMS Derks Star Busmann N.V., which have been filed with the registrar of the District Court Amsterdam, the Netherlands, under no. 2017/51 and which contain a limitation of liability. These terms have been published on the website cms.law and will be provided upon request. CMS Derks Star Busmann N.V. is a company with limited liability under the laws of the Netherlands and is registered in the Netherlands with the trade register under no. 30201194 and in Belgium with the RPR Brussels under no. 0877.478.727. The VAT number of CMS Derks Star Busmann N.V. for the Netherlands is NL8140.16.479.B01 and for Belgium BE 0877.478.727.

CMS Derks Star Busmann is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of, or to refer to, some or all of the member firms or their offices. Further information can be found at www.cms.law.

CMS offices and associated offices: Aberdeen, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Berlin, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dresden, Duesseldorf, Dubai, Edinburgh, Frankfurt, Geneva, Hamburg, Hong Kong, Istanbul, Kyiv, Leipzig, Lisbon, Ljubljana, London, Luxembourg, Lyon, Madrid, Milan, Moscow, Munich, Muscat, Paris, Prague, Rio de Janeiro, Rome, Sarajevo, Seville, Shanghai, Sofia, Strasbourg, Stuttgart, Tehran, Tirana, Utrecht, Vienna, Warsaw, Zagreb and Zurich.

(v)	105,987 Topco Shares to be issued under the Immatics board incentive program;

(vi)	697,431 TopCo Shares to be issued to the University of Texas M.D. Anderson Cancer Center;

(vii)	7,187,500 TopCo Shares issuable upon exercise of warrants of TopCo to be issued to holders of public warrants of ARYA.

We do not express any opinion in relation to the content of the Registration Statement.

For the purpose of this legal opinion, we have examined and relied solely upon the following documents:

(a)

an electronically received copy of an extract relative to the Company, dated 5 June 2020 (the “Extract”) from the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the “Trade Register”);

(b)

a copy of the notarial deed of incorporation (akte van oprichting) of Immatics B.V., dated 10 March 2020 (the “Deed of Incorporation”), containing the articles of association of the Company (the “B.V. Articles of Association”);

(c)	a draft notarial deed of issue of 33,093,838 TopCo Shares to shareholders of Immatics Biotechnologies GmbH, dated 4 June 2020 (the “First Deed of Issue”);

(d)	a draft notarial deed of issue of 697,431 TopCo Shares to the University of Texas M.D. Anderson Cancer Center, dated 2 June 2020 (the “Second Deed of Issue”);

(e)

a draft notarial deed of conversion, dated 5 June 2020 (the “Deed of Conversion”), containing the articles of association of the Company as they will read as of the date the conversion becomes effective (the “N.V. Articles of Association”);

(f)

a draft deed of issue of 17,968,750 TopCo Shares for the account and benefit of holders of class A and class B ordinary shares of ARYA, 627,611 TopCo Shares for the account and benefit of beneficiaries under the SAR roll-over and 105,987 TopCo Shares for the account and benefit of the settlement beneficiary, dated 4 June 2020 (the “Third Deed of lssue”, the First Deed of Issue, the Second Deed of Issue and the Third Deed of Issue shall collectively be referred to as the “Deeds of Issue”);

(g)	a draft written resolution of the management board (het bestuur) of the Company that will be signed before execution of the Deed of Conversion, dated 4 June 2020 (the “First Board Resolution”);

(h)

a draft written resolution of the general meeting (algemene vergadering) of the Company that will be signed before execution of the Deed of Conversion, dated 4 June 2020 (the “Shareholder Resolution”);

(i)

a draft written resolution of the supervisory board of the Company that will be signed after execution of the Deed of Conversion, dated 4 June 2020 (the “Supervisory Board Resolution”, the Board Resolution, the Shareholder Resolution and the Supervisory Board Resolution shall collectively be referred to as the “Resolutions”).

In connection with such examination and for the purpose of the legal opinion expressed herein we have assumed:

(i)	at the time of the issuances of the TopCo Shares, the Company’s authorized capital will be sufficient to allow for the issues;

(ii)	each party other than the Company will validly enter into the Deeds of Issue;

(iii)	the TopCo Shares will be paid up in accordance with the Deeds of Issue;

(iv)	the genuineness of all signatures on all original documents of the persons purported to have signed the same;

(v)	the conformity to their originals of all documents submitted or transmitted to us in the form of photocopies, electronically or otherwise, and the authenticity and completeness of such originals;

(vi)

the Deeds of Issue were at their date, and have through the date hereof remained and will remain, accurate, complete and in full force and effect without modification, will be executed (by a civil law notary in the Netherlands where required) in the same form as examined by us for the purposes of this opinion;

(vii)

that the Resolutions and the resolutions reflected therein will be validly signed and be in full force and effect at the time of the issuance of the TopCo Shares and that none of these resolutions will be withdrawn or restated and that no resolutions will be adopted to amend the contents of these resolutions;

(viii)

that the Deed of Incorporation is a valid notarial deed (notariële akte), that the contents thereof are correct and complete and that there were no defects in the transfer of the registered office of the Company to the Netherlands on the basis of which a court may dissolve the Company, it being hereby confirmed that on the face of the Deed of Transfer it does not appear that the Deed of Transfer is not a valid notarial deed or that there were any defects in the transfer of the registered office of the Company to the Netherlands;

(ix)

that the B.V. Articles of Association are in full force and effect as at the date hereof and that the N.V. Articles of Association will be in full force and effect after the execution of the Deed of Conversion, it being hereby confirmed that on the face of the B.V. Articles of Association and the Extract it does not appear that the B.V. Articles of Association are not in full force and effect as at the date hereof;

(x)

any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under Dutch law) in respect of the execution or performance of the Business Combination have been or will be duly obtained or made, as the case may be;

(xi)	that no petition has been presented to nor order made by a court for the bankruptcy (faillissement) of the Company and that no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, or a voluntary liquidation (ontbinding) of the Company;

(xii)	that, at the date hereof, the information contained in the Extract truly and correctly reflects the position of the Company as mentioned therein;

(xiii)	that, at the date hereof, the Company is not included on the consolidated list of persons, groups and entities subject to EU financial sanctions (the “Sanctions List”);

(xiv)

that, at the date hereof, the directors of the Company are not included on the list of natural persons subject to a director’s disqualification (civielrechtelijk bestuursverbod) under the laws of the Netherlands (the “Disqualification List”);

(xv)

that the Company not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surséance verleend), subjected to emergency regulations (noodregeling) as provided for in the Financial Supervision Act (Wet op het Financieel Toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, and no trustee (curator), administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or any of its respective assets;

(xvi)

without independent investigation, the accuracy of (a) the statements made (whether orally or in writing) by the officials of the Trade Register and the District Court of Amsterdam regarding the correctness of the information contained in the Extract, (b) the information obtained through http://www.rechtspraak.nl (“Rechtspraak.nl”); and

(xvii)	that the website https://webgate.ec.europa.eu/europeaid/fsd/fsf correctly reflects the Sanctions List.

In support of the assumptions under (xii), (xiii) and (xv), we have carried out the following investigations. The office of the bankruptcy registrar of the District Court of Amsterdam has confirmed to us by telephone today at 11:43 a.m. CET that the Company has not been declared bankrupt (in staat van faillissement) and has not been granted a suspension of payment (surséance van betaling). Furthermore, we have obtained a confirmation through Rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register, that the Company is not registered as being subject to insolvency proceedings. The Trade Register has confirmed to us by telephone today at 11:35 a.m. CET that the Company has not been dissolved at the initiative of the Dutch Chamber of Commerce and that no resolution to dissolve, merge (juridisch fuseren) or demerge (splitsen) the Company was filed. In the same telephone call, the official of the Trade Register confirmed to us that no amendments in the registration of the Company occurred in the period from the provision of the Extract to us through the date and time hereof. Moreover, in support of the assumption under (xiii), we have carried out an online search today at 12:10 a.m. CET https://webgate.ec.europa.eu/europeaid/fsd/fsf showing that the Company is not included on the Sanctions List. We have not investigated any matter that is the subject of an assumption made in this legal opinion other than as set forth herein.

We express no opinion as to any law other than the laws of the Netherlands in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts. No opinion is rendered with respect to any matters of fact, anti-trust law, market abuse, equal treatment of shareholders, financial assistance, tax law or the laws of the European Communities, to the extent not or not fully implemented in the laws of the Netherlands.

In this legal opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in italics, Dutch equivalents of these English terms have been given for the purpose of clarification. The Dutch concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of the Netherlands and this legal opinion should be read and understood accordingly.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matter not specifically referred to. Nothing in this legal opinion should be taken as expressing an opinion in respect of the factual accuracy of any representations or warranties, or other information, contained in any document, referred to herein or examined in connection with this legal opinion, except as expressly stated otherwise. For the purpose hereof, we have assumed such accuracy.

Based upon the foregoing (including, without limitation, the documents and the assumptions set out above) and subject to the qualifications set out below and any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

The TopCo Shares, when issued pursuant to the Deeds of Issue, will have been validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)

The opinion expressed above may be affected or limited by any applicable bankruptcy, insolvency, fraudulent conveyance (actio pauliana), reorganization, suspension of payment and other or similar laws now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(B)

A power of attorney (volmacht) or mandate (lastgeving) granted or issued by the Company will terminate by force of law and without any notice being required upon bankruptcy of the Company and will become ineffective upon a suspension of payments (surséance van betaling) being granted to the Company.

(C)

A court applying the laws of the Netherlands may: (i) at the request of any party to an agreement change the effect of an arrangement or dissolve it in whole or in part in the event of unforeseen circumstances (onvoorziene omstandigheden) of such nature that do not, according the standards of reasonableness and fairness, justify the other party to expect the agreement to be maintained unchanged; (ii) limit any claim for damages or penalties on the basis that such claim is deemed excessive by the court; and (iii) refuse to give effect to any provisions for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before such court or tribunal or where such court or tribunal has itself made an order for costs.

(D)

If a party is controlled by or otherwise connected with a person, organization or country that is currently the subject of sanctions by the United Nations, the European Community or the Netherlands, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten) or the Financial Supervision Act (Wet op het Financieel Toezicht) or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

(E)

The term “issued” when used in the opinion expressed above means “allotted” (toegekend) and the term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a TopCo Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such TopCo Share.

This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the Registration Statement to be submitted by the Company on the date hereof, to which filing we consent and we also consent to the reference to CMS Derks Star Busmann N.V. in the Registration Statement under the caption “Legal Matters” under the express condition that:

(i)	we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933;

(ii)	any issues of interpretation of liability arising under this legal opinion will be governed exclusively by the laws of the Netherlands and be brought exclusively before a Dutch court;

(iii)	this legal opinion is subject to acceptance of the limitation of liability as mentioned on the first page of this letter;

(iv)	we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time; and

(v)	this legal opinion is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond our opinion expressly stated herein.

Yours faithfully,

/s/ CMS Derks Star Busmann N.V.

CMS Derks Star Busmann N.V.